UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         July 1, 2007
Date of Report (Date of earliest event reported):

PURE BIOSCIENCE
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	33-0530289 (IRS Employer Identification No.)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices)

(619) 586 8600
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

The Directors of PURE Bioscience have appointed Murray Gross to the Board of Directors, effective July 1, 2007. In connection with his appointment to the Board and in accordance with Company policy, the Company granted Mr. Gross a fully vested option to purchase 100,000 shares of Company stock at an exercise price of $3.64 per share, the fair market value of PURE’s common stock on the date Mr. Gross was invited to join the Board.

Mr. Gross currently serves as Chairman and Chief Executive Officer of U.S. Home Systems, Inc. (Nasdaq:USHS). Gross brings a wealth of experience successfully growing young, emerging companies into larger, profitable businesses. As a founder and/or senior executive with a career spanning 45 years, Gross has been instrumental in building several start-ups into larger, successful companies. U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products in certain markets for a Fortune 50 national home improvement retailer. In addition to his current positions at USHS, Gross served as President, CEO and a director since the company’s inception in January 1997. Prior to USHS, Gross joined Facelifters in 1987 as Vice President and Director and was named President and COO in 1990. Facelifters was acquired by AMRE (a NYSE listed company) in 1996. Gross was named Vice President and served as a director of AMRE until founding USHS in 1997.

Mr. Gross serves on the PURE Bioscience Board as an independent director. Mr. Gross is not, and has not been for the past three years, employed by the Company or by any parent or subsidiary of the Company and has not accepted any payments from the Company or any parent or subsidiary of the Company during the current or any of the past three fiscal years.

No family relationships exist between Mr. Gross and PURE Bioscience, its directors or officers.

Item 9.01   Financial Information and Exhibits

(a)	Financial statements of businesses acquired. N/A
(b)	Pro forma financial information. N/A
(c)	Shell company transactions. N/A
(d)	Exhibits. N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 3, 2007

PURE BIOSCIENCE

/s/ MICHAEL L. KRALL
Michael L. Krall, Chief Executive Officer